Northwestern Mutual Series Fund, Inc.
N-SAR Filing
June 30, 2002


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
R.W. BAIRD WAS IN UNDERWRITING GROUP*


                                        ------NML PARTICIPATION------
    ISSUE/                       OFFER.  SELLING     TOTAL     % OF
    ACCOUNT                      PRICE  CONCESSION   (000)    OFFERING

    FARGO ELECTRONICS INC.
        SMALL CAP GROWTH         $ 7.50    $0.26     $  719    2.48%

    HEWITT ASSOCIATES INC.
        ASSET ALLOCATION         $19.00    $0.80     $    8    0.00%
        SMALL CAP GROWTH                                249    0.12%


*All companies have been in existence for 3 years
NML complied with the 2 day waiting period for each offering post trade date No shares were designated to Baird by NML for all offerings